EXHIBIT 10.1

Marketing and Sale Agency Agreement

Party A:	Jiangyin Weixin Plastic Co., Ltd. No. 1 Jianghai Road, Huangtang, Xiake Town, Jiangyin, Jiangsu, China

Party B:	TGS Building Products Ltd. Unit 3, 6420 4 Street NE, Alberta, Canada T2K 5M8

This agreement is entered into between the Parties, Jiangyin Weixin Plastic Co. Ltd. ("Party A") and TGS Buildings Products Ltd. ("Party B"), on the basis of equality and mutual benefit to develop international trading business on terms and conditions mutually agreed upon as follows:

I.	Scope

1.	Party A shall appoint Party B as a Canadian agent to market and sell Party A's products in Canada, including PVC panels and related products and any other products manufactured by Party A.

2.	Party A shall appoint Party B to handle all affairs relating to the marketing and sale of the products in Canada, including clearing of Canadian custom and payment of local taxes and custom duties.

II.	Responsibility and Obligation of Party A

1.	Party A shall be responsible for the supply of the products, including any replacement of defective products or products damaged during shipment.

2.	The products provided by Party A must meet the requirements of Canadian authorities.

3.	Party A shall ensure that the shipment of products of large quantities (by continers) arrive at destination timely. If there are some unpreventable reasons causing a delay in delivery schedule, Party B should accept the delay and the two Parties shall, through consultation, work out a new workable delivery schedule. For shipment of small quantities, the shipment will be grouped with other products and the delivery schedule will depend on the delivery and shipping schedule of other products.

4.	The products will be shipped FOB Shanghai in which all costs before departure from the Shanghai port will be paid for by Party A and the cost after leaving the Shanghai port will be paid for by Party B. For oversea shipping, Party A could arrange the shipping under the direction of Party B to any port or custom terminal in Canada and the cost of oversea shipping will be paid for by Party B.

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5.	Party A shall provide Party B all information related to the products and the shipment of the products, such as specifications, quantity, quality, packing detail, etc., as soon as the products are shipped so that Party B can do the necessary preparation to receive the products.

6.	Party A shall have the necessary approvals or permits for the export of the products, and provide the necessary technical support and product literature and information for marketing of the products.

III.	Responsibility and Obligation of Party B

1.	Party B shall be responsible for the marketing and sale of the products in Canada, including after-sale services and compliance with relevant law and business regulations in Canada.

2.	Party B shall respect Party A’s intellectual property and shall not counterfeit.

3.	Party B shall regularly provide Party A with information on the Canadian market related to its products.

4.	Party B shall bear the cost of oversea shipping of products from a Chinese port to any Canadian port or custom terminal, including Canadian custom inspection and shipping insurance.

IV.	Purchase Price and Term of Payment

1.	The purchase price of the products and the term of payments shall be negotiated and agreed to by the Parties in advance and shall be clearly stated in the sale and purchase orders.

V.	Warranties and Claims

1.	Party A warrants that the products, when shipped in containers and are not grouped with other products, are in good physical condition and free of defects and damages when received by Party B. Any defective products or products damaged during shipment will be replaced and shipped to the delivery destination by Party A. For shipment of small quantities, which will be shipped in grouping with other products, Party A will not be responsible for damages of products caused due to grouping with other products.

2.	Party B shall inspect the products when receiving the products and report any defects or damages within 14 days after receiving the shipment.

3.	If there is any quality problem appears in the products, Party A shall be liable for paying compensation for replacing the products, with the same quantity and quality to Party B. Party A will not be responsible for other unrelated fees.

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VI.	Miscellaneous Terms

1.	This Agreement shall be governed by and construed in accordance with the law of the province of Alberta, Canada and the parties submit and attorn to the jurisdiction of the courts of the province of Alberta, Canada.

2.	This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof.

3.	This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

4.	This Agreement may be executed and delivered by facsimile or PDF scan, and may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same agreement.

5.	This agreement is for a term of two years and shall be automatically renewed for one year term for subsequent years. If a party decides to terminate the agreement at the end of each term, the terminating party shall give a written notice of termination to the other party three months in advance of the term.

6.	If problems arise in the performance of the agreement due to unforeseen causes such as force majeure, policy changes by government and regulators, etc., both parties are to resolve them through consultation. Reasonable adjustment of the content is necessary. Supplementary agreement may be made which shall be deemed as a valid agreement.

7.	This agreement shall be sealed and signed by the authorized representatives of both parties.

Party A:		Party B:

Jiangyin Weixin Plastic Co., Ltd.		TGS Building Products Ltd.

Per: _________________________________		Per: _________________________________
Authorized Representative		Authorized Representative

Date:	2017.6.14	Date:	2017.6.4.

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